Exhibit F.11
EXECUTION COPY
WARRANT PARTICIPATION AGREEMENT
THIS WARRANT PARTICIPATION AGREEMENT (this “Agreement”) is made as of the 1 day of August, 2005, by and between Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”) and Citigroup Global Markets Realty Corp., a New York corporation (the “Participant”).
RECITALS
     WHEREAS, Hercules Funding Trust I, a Delaware statutory trust, as the Issuer (in such capacity, the “Issuer”), Hercules Funding I LLC, a Delaware limited liability company, as the Depositor (in such capacity, the “Depositor”), Hercules, as the Originator (in such capacity, the “Originator”) and as Servicer (in such capacity, the “Servicer”) and U.S. Bank National Association, a national banking association, as the Indenture Trustee on behalf of the Secured Party (in such capacity, the “Indenture Trustee”), as the Backup Servicer (in such capacity, the “Backup Servicer”) and as Collateral Custodian (in such capacity, the “Collateral Custodian”) have entered into the Sale and Servicing Agreement, dated as of August 1, 2005 (as amended, modified, waived, supplemented or restated form time to time, the “Sale and Servicing Agreement”);
     WHEREAS, pursuant to the Sale and Servicing Agreement and the Loan Sale Agreement (as defined in the Sale and Servicing Agreement), Hercules and its affiliates have entered into a securitization transaction (the “Securitization Transaction”) pursuant to which Hercules will sell or otherwise transfer to the Depositor certain loans and related security (“Securitization Assets”) and pursuant to which the Depositor shall further transfer the Securitization Assets to the Issuer, which will in turn sell notes to the Participant.
     WHEREAS, as a fee and incentive to the Participant for the extension of credit to the Issuer under the Securitization Transaction, and in consideration of the benefits which Hercules will receive as the indirect 100% owner of the Issuer, Hercules has agreed to grant to the Participant a 10% participation interest in all Warrants, subject to the terms set forth herein.
     WHEREAS, as security for the payment obligations of Hercules under this Agreement, Hercules has agreed to pledge 10% of each of the Warrants to the Participant pursuant to the terms of that certain Warrant Pledge and Security Agreement dated as of August 1, 2005 (the “Warrant Pledge Agreement”).
     WHEREAS, Hercules desires to grant to the Participant, and the Participant desires to accept from Hercules, on the terms set forth herein, the Participation Interest (as hereafter defined).
     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined herein shall have the meanings provided in the Sale and Servicing Agreement. As used in this Agreement, the following terms have the meanings set forth below:

     “10% Warrant” and “10% Warrants” shall have the meaning set forth in Section 13(a)(i) hereof.
     “Act” shall have the meaning set forth in Section 25 hereof.
     “Amount Realized” shall mean any amount (net of the related exercise price, taxes and expenses) received by Hercules on account of any Warrants upon a Realization Event. To the extent Hercules receives securities upon a Realization Event, the Amount Realized shall include the Fair Market Value of such securities (net of the related exercise price, taxes and expenses) as of the Realization Date.
     “Event of Default” shall have the meaning set forth in Section 12 hereof.
     “Fair Market Value” If such securities are sold in an arm’s length transaction within five (5) Business Days after the date of determination, the fair market value of such securities on the date of determination shall be the net sales price. If such securities are not sold in an arm’s length transaction within five (5) Business Days after the date of determination, the fair market value of such securities shall be calculated as set forth in each respective Warrant Agreement or, if greater, the fair market value as determined by the board of directors of Hercules.
     “First Amortization Date” shall mean the date that occurs 364 days after the date of this Agreement (or if such date is not a Business Day, the preceding Business Day).
     “Hercules” shall have the meaning set forth in the recitals hereof.
     “Initial Grant Date Value” shall mean with respect to each Warrant, the value of the Warrant on the date the Warrant was or is granted by the respective Issuer to Hercules, as determined by the board of directors of Hercules. The Initial Grant Date Value of each Warrant is set forth on Exhibit A hereto.
     “Issuer” and “Issuers” shall mean the issuer of each Warrant and collectively, the issuers of all the Warrants.
     “Maximum Participation Limit” shall mean the greater of (a) the product of (i) 10% and (ii) seven times the sum of the Initial Grant Date Value of all Warrants and (b) $3 million.
     “Maximum Limit Date” shall have the meaning set forth in Section 14 hereof.
     “Participant” shall have the meaning set forth in the recitals hereof.
     “Participation Certificate” shall have the meaning set forth in Section 2 hereof.
     “Participation Interest” shall mean the right to receive payments equal to 10% of any Amount Realized in accordance with the payment procedures set forth in Section 5 hereof, not to exceed in the aggregate the Maximum Participation Limit.
     “Realization Date” shall mean (A) with respect to any Amount Realized consisting of immediately available funds, the date Hercules receives such immediately available funds and

(B) with respect to any Amount Realized consisting of securities, (i) if Hercules determines in its sole discretion to make the payment pursuant to Section 5 hereunder by direct transfer of securities, the date on which such securities are freely transferable; (ii) if Hercules determines in its sole discretion to sell such securities to make the payment pursuant to Section 5 hereunder in immediately available funds, the date on which Hercules receives immediately available funds from the sale of such securities; or (iii) if Hercules determines in its sole discretion to make such payment pursuant to Section 5 hereunder in immediately available funds without the sale of such securities, the date on which such securities are freely transferable.
     “Realization Event” shall mean the exercise, redemption, conversion, retirement or sale of any Warrant.
     “Securitization Transaction” shall have the meaning set forth in the recitals hereof.
     “Securitization Assets” shall have the meaning set forth in the recitals hereof.
     “Termination Date” shall have the meaning set forth in Section 14 hereof.
     “Warrant” and “Warrants” shall mean all warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by Hercules as an “equity kicker” from the Obligor in connection with any Transferred Loan sold or granted by Hercules to the Depositor under the Loan Sale Agreement prior to the Collection Date, including any additional amounts of interests that a holder thereof may became entitled to by operation of any anti-dilution or other adjustment rights which may result in, for example, a subdivision or combination thereof in accordance with the related Warrant Agreement as listed on Exhibit A attached hereto.
     For the avoidance of doubt, the term Warrant shall in no event include the right of Hercules to participate as an investor in future equity financings by an Obligor and to the extent a Transferred Loan represents a percentage of a Loan made by Hercules to an Obligor, the Warrants shall include only the pro rata percentage of the warrants (or other comparable equity interest described above) issued to Hercules by the Obligor in connection with such Loan, such ratable portion to be determined by reference to a fraction, the numerator of which is the outstanding principal amount of the Transferred Loan, and the denominator of which is the aggregate outstanding principal amount of such Loan.
     “Warrant Agreement” shall mean with respect to each Warrant, the respective warrant agreement between Hercules and an Issuer that governs the Warrant.
     “Warrant Pledge Agreement” shall have the meaning set forth in the recitals hereof.
     All exhibits attached hereto are incorporated herein by reference.
     2. Grant of Participation Interest. Hercules does hereby grant, transfer and convey to the Participant, and the Participant does hereby accept from Hercules, the Participation Interest. Hercules shall issue on the date hereof to the Participant a participation certificate in substantially the form of Exhibit B attached hereto (the “Participation Certificate”), which Participation Certificate shall evidence the Participation Interest of the Participant.

     3. Additional Warrants. In addition to the Warrants listed on Exhibit A on the date hereof, the Participation Interest includes (i) Warrants related to Transferred Loans sold or granted by Hercules to the Depositor under the Loan Sale Agreement subsequent to the date of this Agreement, but prior to the Collection Date and (ii) any subdivision or combination of Warrants pursuant to any relevant anti-dilution provisions of the Warrant Agreements. Each time Hercules sells or grants Transferred Loans to the Depositor under the Loan Sale Agreement prior to the Collection Date or receives Warrants pursuant to anti-dilution provisions of the Warrant Agreements, Hercules shall deliver to the Participant a revised Exhibit A which shall include all existing Warrants and all additional Warrants related to such Transferred Loans. Once a Warrant is included in Exhibit A and thereby made subject to this Agreement, it shall not be removed from Exhibit A without the consent of the Participant. Upon delivery of such revised Exhibit A to the Participant, Exhibit A hereto shall be deemed to be automatically updated and amended to include all Warrants identified on the revised Exhibit A.
     4. Limitation on Rights. It is the intent and purpose of the parties that Hercules shall exercise all rights, powers and privileges of the warrantholder of the Warrants, and generally shall be responsible for the administration of the Warrants. The Participant shall not be entitled to receive any cash or securities payable to or received by Hercules pursuant to the Warrants except as set forth in Section 5 hereof, nor shall the Participant have, by reason of this Agreement any rights with respect to the Warrants, except such rights the Participant may obtain upon the occurrence of an Event of Default. Instead, any and all cash or securities owing under the Warrants shall be made by the Issuers to Hercules and Hercules shall be required to deliver such payments owed to the Participant in accordance with Section 5 hereof.
     5. Payments Procedures.
          (a) Within two (2) Business Days after any Realization Date, Hercules shall make a payment (in the manner forth in subsection 5(b)) to the Participant equal to 10% of the Amount Realized, provided that, in the event that a payment to the Participant of 10% of the Amount Realized would cause the aggregate value of all payments made to the Participant pursuant to this Agreement to exceed the Maximum Participation Limit, Hercules shall make a payment to the Participant only in such amount that would cause the aggregate of all amounts paid to the Participant pursuant to this Agreement to equal the Maximum Participation Limit.
          (b) Any payments made by Hercules to the Participant pursuant to subsection 5(a) above, shall be made in the following manner:
     (i) For any Amount Realized that consists of cash, Hercules shall make such payment by wire transfer of immediately available funds to the account listed on the signature page hereof or to such other account as the Participant shall have specified in writing to Hercules not less than three (3) Business Days prior thereto.
     (ii) For any Amount Realized that consists of securities, Hercules, in its sole discretion, shall make such payment in any of the following manners: (1) direct transfer of securities that were received (provided that, for purposes of determining compliance with the two (2) Business Days requirement set forth in Section 5(a), the date Hercules initiates such transfer to the Participant shall be considered the date on which Hercules made such payment); or (2) payment of cash based upon the Fair Market Value of such securities on the Realization Date, by wire transfer of immediately available funds to the account listed on the signature page hereof or to such other account as the Participant shall have specified in writing to Hercules not less than three (3) Business Days prior thereto.
     6. Limitations of Liability. Hercules will exercise the same care in administering the Warrants as it exercises with respect to similar transactions entered into entirely for its own account, but Hercules shall not be liable to the Participant for any action taken or omitted to be taken by it hereunder or pursuant hereto, except for (i) a breach of its express obligations under this Agreement, (ii) the failure to pay (after receipt of an Amount Realized) to the Participant such payment as is required to be remitted to the Participant pursuant to this Agreement, or (iii) the negligence or willful misconduct of Hercules.
     7. Costs. Hercules shall pay any out-of-pocket costs and expenses incurred by Hercules in connection with action taken by Hercules with respect to the Warrants, including in connection with the collection of amounts owed under the Warrants, court costs and attorneys’ fees. Any such out-of-pocket costs and expenses shall be considered expenses related to the Warrants and shall reduce any associated Amount Realized.
     8. Refunds to Hercules.
          (a) If Hercules shall pay any amount to the Participant pursuant hereto under the belief or expectation that a related payment or equity issuance has been or will be received or collected in connection with any Warrants and such related payment or equity issuance is not received or collected by Hercules, then the Participant will promptly (and in any event on within two (2) Business Days) upon receipt of a demand for repayment by Hercules, return such amount to Hercules. If any amount or securities received or collected by Hercules in respect of the Warrants must be returned to the Issuers or paid to any other Person pursuant to any federal or state insolvency law, then notwithstanding any other provision of this Agreement, Hercules shall not be required to make any payment to the Participant, and the Participant will promptly (but in any event within two (2) Business Days) upon receipt of a demand for repayment by Hercules, repay any portion of the payment that Hercules paid to the Participant. If the Participant receives payments that in the aggregate exceeds the Maximum Participation Limit, the Participant will promptly (and in any event on within two (2) Business Days) upon receipt of a demand for repayment by Hercules, return such amount in excess of the Maximum Participation Limit to Hercules.
          (b) In the event that the Participant is required to surrender or return any amounts pursuant to Section 8(a) that were previously paid to it pursuant to this Agreement, the amount of such repayment shall be deducted from aggregate amounts paid under this Agreement for purposes of determining whether the Maximum Participation Limit has been attained or exceeded.

     9. Status of Parties. The relationship between the Participant and Hercules is and shall be that of a purchaser and seller of a property interest and not a creditor-debtor relationship, and Hercules does not assume and shall not have any liability to the Participant for the payment to the Participant of any amount of the Participation Interest if such amount is not received by Hercules. The Participant acknowledges that it has been provided the opportunity to make an independent, informed judgment with respect to the creditworthiness of the Issuers, the value of the Warrants and the adequacy of the remedies contained therein, and the desirability of receiving the Participation Interest. The Participant accepts the full risk of nonpayment of the Participation Interest if any amount payable or securities deliverable with respect to the Warrants is not received by Hercules and agrees that Hercules shall not be responsible for the performance or observance by the Issuers or any third party obligor of any of the terms, covenants or conditions of the Warrants. The Participant further acknowledges that Hercules shall not be responsible in any fashion or at any time for any fluctuations in the value of the Warrants or any Amount Realized consisting of securities. The Participant acknowledges that Hercules has made no representation or warranty (except as hereinafter provided) with respect to the Issuers, the Warrants or any other documents or agreements relating thereto or with respect to the creditworthiness of the Issuers, the value of the Warrants, or the validity, enforceability or correctness of any statements or certificates signed, executed or made by the Issuers or any other party to the Warrants.
     10. Hercules’s Representations and Certain Agreements. Hercules hereby represents and warrants to, and agrees with, the Participant with respect to the Warrants as follows:
          (a) As of the date that the Participant receives the Participation Interest, and with respect to Warrants added on and after such date, the date such additional Warrants are added, (i) the Warrants shall be owned by Hercules free and clear of all security interests and liens, (ii) the Warrants are not pledged as collateral for any loan or other purpose, (iii) the Participation Interest is free and clear of all security interests and liens, other than security interests and liens, if any, created by or through the Participant, and (iv) Hercules has the right to sell the Participation Interest to the Participant.
          (b) Hercules has deposited the originals of the Warrants with U.S. Bank National Association. Hercules has provided to the Participant a true, correct and complete copy of the Warrants as in effect as of the date that the Participant receives the Participation Interest, and with respect to Warrants which may become subject to this Agreement and be added to Exhibit A after such date, the date such additional Warrants are added to Exhibit A.
          (c) Hercules is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and has all corporate power and all governmental licenses, authorizations, consents, and approvals required to carry on its business in each jurisdiction in which its business is now conducted.
          (d) The execution, delivery, and performance by Hercules of this Agreement are within Hercules’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute a default under (i) any provision of applicable law or regulation, (ii) the Certificate of Incorporation or By-laws of Hercules, or (iii) any agreement, judgment, injunction, order, decree, or other instrument binding upon Hercules or result in the creation or imposition of any lien on assets of Hercules.
          (e) This Agreement constitutes the legal, valid, and binding obligation of Hercules.
          (f) No consents, approvals, filings or notices are required to be given, made or obtained in connection with the (i) sale of the Participation Interest pursuant to this Agreement, (ii) the pledge of the Warrants to the Participant, or (iii) the other transactions contemplated by this Agreement, except for those which have been obtained or which do not have a material adverse affect on any of the transactions contemplated by this Agreement.
     11. The Participant’s Warranties. The Participant hereby warrants and represents to Hercules, and acknowledges and agrees, as follows:
          (a) The Participant is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has all corporate power and all governmental licenses, authorizations, consents, and approvals required to carry on its business in each jurisdiction in which its business is now conducted.
          (b) The execution, delivery, and performance by the Participant of this Agreement are within the Participant’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute a default under (i) any provision of applicable law or regulation, (ii) the Certificate of Incorporation or By-laws of the Participant, or (iii) any agreement, judgment, injunction, order, decree, or other instrument binding upon the Participant or result in the creation or imposition of any lien on assets of the Participant.
          (c) This Agreement constitutes the legal, valid, and binding obligation of the Participant.
          (d) No consents, approvals, filings or notices are required to be given, made or obtained by the Participant in connection with receipt of the Participation Interest pursuant to this Agreement, except for those which have been obtained or which do not have a material adverse affect on any of the transactions contemplated by this Agreement.
          (e) The execution of this Agreement on its behalf and its participation in the transaction specified herein is in its ordinary course of business.
          (f) It understands that the conveyance of the Participation Interest, to the extent it may involve the sale of a security, is subject to restrictions on transferability and resale except as permitted under the Act and applicable state securities laws and it is acquiring the Participation Interest solely for its own account, for investment, and not with a view to resale, provided, however, that (i) to the extent required by law, the disposition of its assets by the Participant shall remain within its control, and (ii) the Participant may transfer portions of its Participation Interest within its affiliated corporate group.

          (g) It has independently and without reliance upon Hercules conducted its own credit evaluation, reviewed such information as it has deemed adequate and appropriate and made its own analysis of the Warrants.
          (h) It has not relied upon any investigation or analysis conducted by, advice or communication from, nor any warranty or representation by, Hercules, any affiliate of Hercules or any agent, employee or representative of Hercules or any affiliate of Hercules, express or implied, concerning the financial condition of the Issuers or the Warrants, or the tax or economic benefits of an investment in the Participation Interest.
          (i) It or its authorized representatives acting on its behalf have such knowledge and experience in business and financial matters necessary to evaluate the merits and risks of an investment in the Participation Interest. The Participant further represents that it is experienced in making investments in transactions of this type and that it is financially able to undertake the risks involved in such an investment.
          (j) Any costs incurred by the Participant resulting from this transaction (other than costs arising out of Hercules’s breach of its obligations hereunder) shall be solely at the Participant’s expense and without right of setoff against Hercules.
     12. Events of Default.
          (a) Each of the following events shall be an “Event of Default” hereunder:
     (i) Any representation or warranty made by Hercules in this Agreement shall not be true and correct in all respects as of the date as of which made, which is not remedied within thirty (30) days after written notice from the Participant provided, however, that for purposes of this paragraph, such representation or warranty shall be deemed to be true and correct in all respects unless the failure of such representation or warranty to be so true and correct, without giving effect to any qualification as to materiality or material adverse effect set forth in such representation or warranty, will have a material adverse effect on Hercules or the Participant;
     (ii) Hercules shall fail within two (2) Business Days to pay any amount due to the Participant under this Agreement; or
     (iii) Hercules shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Hercules seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property.

          (b) Hercules shall, as soon as possible, and in any event within five (5) Business Days after becoming aware of the occurrence of an Event of Default or an event which, with notice or lapse of time or both, could constitute an Event of Default, deliver to the Participant a statement setting forth details of such Event of Default.
     13. Remedies.
          (a) If any Event of Default shall occur and be continuing, the Participant may at its option:
     (i) immediately, upon giving notice to Hercules, cause 10% of each Warrant (each as separated, a “10% Warrant,” and collectively, the ‘‘10% Warrants”) to be separated from the remaining 90% of each Warrant;
     (ii) immediately, upon giving notice to Hercules, cause the 10% Warrants to be registered in its name or the name of its nominee, including causing the Issuers to re-issue to the Participant in its name or the name of its nominee any certificates or other documentation required by the terms of each respective Warrant Agreement to evidence the Participant’s rights in the Warrant;
     (iii) receive all distributions of any kind whatsoever on the 10% Warrants and exercise any and all rights, powers and privileges of the warrantholder of the 10% Warrants;
     (iv) exercise any other remedy specifically granted under the Pledge Agreement or now or hereafter existing in equity, at law, by virtue of statute or otherwise.
          (b) If a Realization Event shall occur after an Event of Default shall occur and be continuing, Hercules and the Participant agree that:
     (i) The Participant shall apply any Amount Received towards the obligation of Hercules to make payments on the Participation Interest hereunder.
     (ii) In the event the Participant receives securities upon a Realization Event, the Participant shall determine, in its sole discretion, whether to (1) sell the securities and recognize the sale price or (2) receive the securities and recognize the Fair Market Value as determined in the respective Warrant Agreement.
     (iii) in the event the Participant decides to sell securities received upon a Realization Event, the Participant shall only sell those securities necessary to reach the Maximum Participation Limit.
     (iv) The Participant agrees to make any sales or redemptions of the 10% Warrants or sale of securities received upon a Realization Event in a manner that is the most tax advantageous to Hercules.

          (c) Hercules hereby agrees to take any and all actions reasonably requested by the Participant to effect any and all of the foregoing provisions of this Section 13.
     14. Termination.
          (a) When the aggregate value of all payments made to the Participant pursuant to this Agreement (including payments made directly to the Participant after an Event of Default) equals or exceeds the Maximum Participation Limit, the Participant will have no further rights to future payments pursuant to this Agreement or the Participation Interest, unless the Maximum Participation Limit is increased due to the addition of Warrants as described in Section 3 hereof, prior to the Collection Date or unless the Participant is required to repay any payments in accordance with Section 8 hereunder, to the extent such repayment is deducted from aggregate amounts paid under this Agreement for purposes of determining whether the Maximum Participation Limit has been attained or exceeded.
          (b) At any time, regardless of the occurrence of a Realization Event or an Event of Default, Hercules may, in its sole discretion, pay to the Participant such amount that would cause the aggregate of all amounts paid to the Participant pursuant to this Agreement to equal the Maximum Participation Limit.
          (c) The participant will have no further rights to future payments pursuant to this Agreement or the Participation Interest on and after the first day after the Collection Date when the aggregate value of all payments made to the Participant pursuant to this Agreement (including payments made directly to the Participant after an Event of Default) equals or exceeds the Maximum Participation Limit (the “Maximum Limit Date”). Within five (5) Business Days of the Maximum Limit Date, the Participant shall cause to be transferred to Hercules any unexercised Warrants, unexercised 10% Warrants held by the Participant and any unsold securities or cash held by the Participant in excess of the Maximum Participation Limit, and thereupon, this Agreement shall be terminated (the “Termination Date”). The Participant and Hercules agree to take all action to terminate the Warrant Pledge Agreement on the Termination Date. Upon the Termination Date, any repayment obligations under Section 8 hereunder shall cease.
     15. Definition of Warrants. The Participant and Hercules acknowledge and agree that in connection with any extension of the Amortization Date beyond the First Amortization Date, at the request of Hercules, the parties will meet in good faith (telephonically or in person) to reconsider whether Warrants received by Hercules in connection with Transferred Loans sold or granted by Hercules to the Depositor under the Loan Sale Agreement after the First Amortization Date shall continue to be included in the definition of “Warrant” or “Warrants” hereunder.
     16. Notices. All notices and other communications hereunder shall be in writing, personally delivered or sent by facsimile, reliable overnight courier or certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective on the date sent, if by facsimile, or on the next Business Day, if sent by overnight courier or certified mail.

     17. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or altered in any manner except by a document in writing executed by both parties.
     19. Titles. Section titles are for convenience of reference only and shall not be of any legal effect.
     20. Further Assurances. The parties further covenant and agree to do, execute and deliver, or cause to be done, executed and delivered, and covenant and agree to use their best efforts to cause their successors and assigns to do, execute and deliver, or cause to be done, executed and delivered, all such further acts, transfers and assurances, for implementing the intention of the parties under this Agreement, as the parties reasonably shall request.
     21. Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE WARRANTS, ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THE PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     22. Assignment. Neither Hercules nor the Participant may assign this Agreement without the prior written consent of the other party. The Participant may not sell, assign or transfer the Participation Interest (or any part thereof), without the prior written consent of Hercules.
     23. Agreement for Benefit of Certain Parties Only. Nothing herein, whether express or implied, shall be construed to give any person other than Hercules, the Participant, and their successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement; but this Agreement shall be held to be for the sole and exclusive benefit of Hercules, the Participant, and their successors and permitted assigns.
     24. Not a Partnership, etc. Neither the execution of this Agreement nor the sharing in the Warrants is intended to be or to create, and the foregoing shall be construed not to be or to create, any partnership, joint venture, or other joint enterprise between; and neither the execution of this Agreement, nor the management and administration of the Warrants, nor any other right, duty or obligation of Hercules under or pursuant to this Agreement is intended to be or create any express, implied or constructive trust or other fiduciary relationship between Hercules and the Participant.
     25. Securities Act. The Participant and Hercules hereby acknowledge that the conveyance of the Participation Interest, to the extent it may involve the sale of a security, is being offered and sold without registration under the Securities Act of 1933 (as amended, the “Act”) and applicable state securities laws in reliance upon an exemption from the registration requirements of the Act and applicable state securities laws.
[signature page follows]

     IN WITNESS WHEREOF, Hercules and the Participant have caused this Agreement to be duly executed under seal by their duly authorized officers as of the date first above written.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Manuel Henriquez

Name:	Manuel Henriquez

Title:	Chairman & COO

Notice Address:

525 University Avenue Suite 700 Palo Alto, California 94306 Attention: Manuel Henriquez

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:	/s/ Hantz Serrao

Name:	Hanz Serrao

Title:	Vice President

Notice Address:

390 Greenwich Street 6th Floor New York, New York 10013 Attention: James Xanthos

Wire Transfer Instructions for Participant:
Bank: Chase Manhattan Bank
Account Name: Citigroup Global Markets Realty Corp.
ABA No.:       021-000-021
Account No. 066-612187
Reference:     Hercules Funding Trust I
Attention:      Ellen Simone (212-615-7725)

EXHIBIT A
TO
WARRANT PARTICIPATION AGREEMENT
List of Warrants

Title of Warrant	Initial Grant Date Value

Total Grant Date Value of all Warrants:

Exhibit B
NON-NEGOTIABLE WARRANT PARTICIPATION CERTIFICATE

New York, New York	As of August 1, 2005
     Hercules Technology Growth Capital, Inc. (“Hercules”) hereby certifies that Citigroup Global Markets Realty Corp. (the “Participant”) has acquired and is the owner of a participation in certain Warrants held by Hercules referred to in the Warrant Participation Agreement dated as of August 1, 2005, by and among Hercules and the Participant (as amended, restated, modified and supplemented from time to time, the “Participation Agreement”), the terms and conditions of such Participation Agreement are incorporated herein and made a part hereof by reference. Capitalized terms defined in the Participation Agreement and not otherwise defined herein are used herein with the meanings so defined.
     The participation interest entitles the Participant to 10% of any Amount Realized on each Warrant, not to exceed in the aggregate the Maximum Participation Limit, subject to the terms and conditions set forth in the Participation Agreement.
     Acceptance by the Participant of this Non-Negotiable Warrant Participation Certificate shall evidence the Participant’s agreement to the terms and conditions of the referenced Participation Agreement. In the event of any conflict between the terms set forth herein and those set forth in the Participation Agreement, the terms of the Participation Agreement shall govern.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Name:

Title:

Accepted

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:

Name:

Title:

2